EXHIBIT 11.0

(Page 1 of 2)

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME PER COMMON AND COMMON EQUIVALENT SHARE

(In thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
	(Unaudited)		(Unaudited)
BASIC
Net income (loss)	$(93,987)	$23,555	$(87,480)	$32,548

Applicable Shares for Computation of Income (Loss) per Share:
Weighted average common shares outstanding	409,769	419,177	412,915	423,673

Basic Income (Loss) Per Common Share:
Net income (loss) per common share	$(0.23)	$0.06	$(0.21)	$0.08

EXHIBIT 11.0

(Page 2 of 2)

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME PER COMMON AND COMMON EQUIVALENT SHARE

(In thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
	(Unaudited)		(Unaudited)
DILUTED
Net income (loss)	$(93,987)	$23,555	$(87,480)	$32,548

Applicable Shares for Computation of Income (Loss) per Share:
Weighted average common shares outstanding	409,769	419,177	412,915	423,673
Weighted average common equivalent shares arising from:
Dilutive stock options	—	3,726	—	3,949

Weighted average number of common and common equivalent shares	409,769	422,903	412,915	427,622

Diluted Income (Loss) Per Common Share:
Net income (loss) per common share	$(0.23)	$0.06	$(0.21)	$0.08